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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors of Unitrin, Inc.:


We consent to incorporation by reference in Registration Statements 33-47530, 33-58300, 333-4530, 333-38981, 333-86935 and 333-76076 of Unitrin, Inc., on Form
S-8, of our reports dated January 31, 2002, relating to the consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income and related financial statement schedules for each of the years in the three-year period ended December 31, 2001, which reports appear or are incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Unitrin, Inc.




KPMG LLP
Chicago, Illinois
January 31, 2002